Exhibit 99.1

GREYSTONE LOGISTICS, INC. REPORTS RESULTS OF OPERATIONS FOR THE QUARTER AND SIX MONTHS ENDED NOVEMBER 30, 2019

GREYSTONE LOGISTICS, INC.

Tulsa, OK—1/27/20—(OTCQB:GLGI). Tulsa-based Greystone Logistics, Inc. reports record quarterly sales for the second quarter of fiscal year 2020.

Sales for the six months ended November 30, 2019 were $38,167,971 compared to $32,939,240 and for the six months ended November 30, 2018 for an increase of $5,228,731, or 16%. Sales for the three months ended November 30, 2019 were $19,503,462 compared to $14,733,130 for the comparable period of the prior year for an increase of $4,770,332, or 24%. Greystone’s sales to major customers in the six months ended November 30, 2019 were 88% of sales compared to 84% in the same period last year.

Greystone’s net income was $1,091,984 in the six months ended November 30, 2019 compared to $1,061,853 in the same period last year. For the three months ended November 30, 2019 and 2018, Greystone’s net income was $472,685 and $296,945, respectively. Greystone recorded net income available to common stockholders for the six months November 30, 2019 and 2018 of $746,678, or $0.03 per share, and $730,281, or $0.03 per share, respectively. For the three months ended November 30, 2019 and 2018, Greystone recorded net income available to common stockholders $304,428, or $.01 per share, compared to $128,893, or $0.00 per share. EBITDA for six-month period of the current year was $4,883,619 compared to $4,482,242 of the comparable prior period.

“Sales surged the first six months of our corporate year with three large customers driving the substantial increase”, stated CEO Warren Kruger. Kruger continued, “Sales to the pallet pooling company increased 31% over the prior period, while pallet deliveries to a new major customer started in the second quarter. The Company had financing lease and bank debt principal reduction for the six-month period ended November 30, 2020, of $3,486,068. We anticipate continued record sales and overall debt reduction during the final months of the corporate year ending May 31, 2020. We can see our quest to improve profit margins showing progress, and I anticipate the results of these initiatives will be shown over the next two quarters. We are focusing on margin management in four areas: 1) More throughput on existing machines 2) Lower raw material costs by processing more material inhouse as opposed to outsourcing and customer delivery of their own recycled resins 3) More efficiency for our valued employees with automation 4) Less machine and mold downtime.”

“A software program that controls the injection flow of plastic resin into molds and can control pressure changes in nano-seconds was installed on two machines and has resulted in substantial increases in pallet production. The software and related hardware have been ordered for installation on the other machines. Reductions in machine downtime have also shown improvement although during the quarter we had to retire one of the older pieces of equipment. This machine will be replaced in the next few months with a large tonnage equipment line. Robot installation remains behind schedule and we are pushing hard for completion as we continue to push for more automation in our operation.”

Greystone Logistics is a “Green” manufacturing company that reprocesses recycled plastic and designs, manufactures, sells high quality 100% recycled plastic pallets that provide logistical solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company’s technology, including that used in its injection molding equipment, proprietary blend of recycled plastic resins and patented pallet designs, allows production of high-quality pallets more rapidly and at lower costs than many processes. The recycled plastic for its pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin.

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of8 assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics’ Form 10-K for the fiscal year ended May 31, 2019.

Non-GAAP Financial Measure

This press release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of net income to EBITDA, the most comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.

Greystone Logistics, Inc.

Reconciliation of Consolidated Net Income to EBITDA

For the Six Months Ended November 30, 2019 and 2018

	2019	2018
Net Income	$1,091,984	$1,061,853
Income Taxes	320,000	440,100
Depreciation and Amortization	2,557,936	2,131,971
Interest Expense	913,699	848,318
EBITDA (A)	$4,883,619	$4,482,242

(A)	EBITDA represents income before income taxes plus interest, depreciation and amortization. The EBITDA presented above, while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. Greystone believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

Contact:

Warren F. Kruger

President/CEO

Corporate Office

1613 East 15th Street

Tulsa, Oklahoma 74120

(918) 583-7441

(918) 583-7442 (FAX)

http://www.greystonelogistics.com